Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Ulrich Gottschling

Chief Financial Officer

(949) 442-5596

ir@srslabs.com

SRS LABS REPORTS RECORD REVENUES AND NET INCOME FOR FIRST QUARTER 2007

Santa Ana, Calif., May 3, 2007 - SRS Labs, Inc. (NASDAQ: SRSL), a leading supplier of surround sound, audio, and voice technologies, announced today record revenues for the three month period ended March 31, 2007 of $5.1 million, as compared to $4.3 million for the same period in the prior year.  Net income for the three months ended March 31, 2007 increased by $1.2 million or nearly 8 fold to $1.4 million, or $0.08 per diluted share, compared to $163 thousand, or $0.01 per diluted share for the same period in the prior year.  Included in operating expenses from continuing operations for the three month period ended March 31, 2007 and 2006 is $427 thousand and $343 thousand, respectively, of stock based compensation expense.

For the three month period ended March 31, 2007, revenue increased by 17 percent as compared to the same period during the prior year, primarily due to significant growth in revenues related to the flat panel televisions and monitors in the home entertainment market and increases in the automotive sector of the business.

Thomas C.K. Yuen, Chairman and CEO of SRS Labs, Inc. commented on the results:  “We are very pleased with the results for the first quarter of 2007 which included:

•                  Record revenues during the quarter due to continued acceptance of our product portfolio in the marketplace

•                  Significantly higher net income as compared to the same period in the prior year, which reflects the benefits of our highly leveragable business model

•                  New license agreements with several world class customers, including three of the top television manufacturers in Europe, and expanded relationships with existing television, telecommunications and automotive customers worldwide.”

Conference Call
SRS Labs will host a conference call and webcast at 2 p.m. Pacific time today (5 p.m. Eastern Time) to review its first quarter 2007 results. The dial-in number for the call is (866) 244-4530; ask for “SRS Labs Q1 Results Conference Call.”  An audio replay of the conference call will be available until May 11, 2007 at 6:00 p.m. Pacific time via telephone.  The audio replay dial-in number is 866-837-8032 and enter access code 1076866 .

The call will also be webcast live over the Internet.  Simply log-on to http://investor.shareholder.com/media/eventdetail.cfm?mediaid=25246&c=SRSL&mediakey=50110A6790364DD02C6AD351F67B4067&e=0

 The webcast will be archived on www.srslabs.com for 60 days following the call.

About SRS Labs, Inc.
SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Taiwan, Japan, China, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

—     More —

SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-
1099   www.srslabs.com

SRS LABS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$37,113,600	$35,011,425
Accounts receivable, net	913,880	1,180,879
Prepaid expenses and other current assets	625,384	808,940

Total Current Assets	38,652,864	37,001,244

Investments available for sale	5,271,420	5,226,705
Property and equipment, net	367,643	389,667
Intangible assets, net	2,071,245	2,045,139
Deferred income taxes, net	699,472	386,412

Total Assets	$47,062,644	$45,049,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$232,285	$609,899
Accrued liabilities	852,420	1,295,236
Deferred revenue	245,000	399,565

Total Current Liabilities	1,329,705	2,304,700

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$.001 par value; 56,000,000 shares authorized; 16,800,892 and 16,561,036 shares issued; and 16,126,794 and 15,886,938 shares outstanding at March 31, 2007 and December 31, 2006, respectively	16,802	16,562
Additional paid-in capital	72,105,379	70,574,176
Accumulated other comprehensive loss	(228,580)	(273,295)
Accumulated deficit	(23,157,217)	(24,569,531)
Treasury stock at cost, 674,098 shares at March 31, 2007 and December 31, 2006	(3,003,445)	(3,003,445)

Total Stockholders’ Equity	45,732,939	42,744,467

Total Liabilities and Stockholders’ Equity	$47,062,644	$45,049,167

SRS LABS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2007	2006

Revenues	$5,072,403	$4,335,668
Cost of sales	38,540	47,812

Gross margin	5,033,863	4,287,856

Operating expenses:
Sales and marketing	1,876,293	1,865,369
Research and development	861,625	654,289
General and administrative	1,377,427	1,637,208

Total operating expenses	4,115,345	4,156,866

Operating income	918,518	130,990
Other income, net	493,796	179,713
Income from continuing operations before income taxes	1,412,314	310,703
Income taxes	—	159,423
Income from continuing operations	1,412,314	151,280

Discontinued operations:
Income from discontinued operations before income taxes	—	42,376
Income taxes	—	31,081
Income from discontinued operations	—	11,295
Net income	$1,412,314	$162,575

Income from continuing operations per common share:

Basic	$0.09	$0.01
Diluted	$0.08	$0.01

Income from discontinued operations per common share:
Basic	$0.00	$0.00
Diluted	$0.00	$0.00

Net income per common share:
Basic	$0.09	$0.01
Diluted	$0.08	$0.01

Weighted average shares used in the per share calculation:
Basic	15,992,704	14,423,611

Diluted	17,081,524	15,843,052